FLEXIBLE PLAN INVESTMENTS, LTD.
                         -------------------------------

                                 CODE OF ETHICS
                                 --------------


      It is the policy of Flexible Plan Investments, Ltd., ("Flexible") to conduct its business affairs at the highest ethical levels and to avoid any conduct or course of dealing, which could be criticized by others as having even the appearance of conflict of interest or dishonesty. Certain conduct is therefor singled out in this Code of Ethics for prohibition. Other conduct may be prohibited from time to time as circumstances may warrant or as may be required to assure that this Code remains compliant with Rule 17j-1 of the Investment Company Act of 1940.

                                 INSIDER TRADING
                                 ---------------

CONFIDENTIALITY OF INSIDE INFORMATION.
--------------------------------------

      Any Flexible employee who comes into possession of material, non-public information concerning a publicly traded company must safeguard the information and not intentionally or inadvertently communicate it to any person (including family members and friends) unless the person has a need to know for legitimate reasons. Consistent with the foregoing, inside information should be communicated discretely. Such information should not be discussed in public places where it may be overheard.

PROHIBITION OF INSIDER TRADING.
-------------------------------

      Flexible employees who have a duty not to disclose material, non-public information are likewise prohibited from trading securities on the basis of such information. Any Flexible employee having actual or imputed knowledge about securities that is price sensitive and is not generally available may not:

      o     Buy or sell those securities
      o Recommend or suggest to others that they buy or sell those securities
      o Communicate the information to another person who may be likely to use the information to buy or sell those securities.

MATERIALITY.
------------

      Information regarding a publicly traded company is deemed material if it would be considered important by a reasonable investor in determining whether to buy, sell or refrain from any activity regarding that company's securities. Further, such information would be material if it were likely to have a significant impact on the market price of that company's securities.

TRADING OPEN-END MUTUAL FUND SHARES.
------------------------------------

      As an investment adviser, which advises its clients to commit their capital to the risks inherent in owning shares of open-end registered investment companies, Flexible firmly believes that its employees and agents should likewise be willing to commit their capital to such investments and certainly should not be discouraged from doing so.

      As presently implemented, Flexible's advice to its clients is not susceptible to misuse by its employees and agents having prior knowledge of the advice to be given. This is because the purchase and sale of open-end mutual fund shares generally involves the determination of net asset value (price) only once each day, as of the close of exchange trading on that day. Therefor, opportunities for "front running", "scalping", and other inside trading abuses in respect of such shares are not present. Flexible does not, therefor, currently impose any "insider trading" regulations on its employees and agents with respect to trading in open-end mutual fund shares, variable annuity and variable life insurance sub-accounts.


                        SECURITIES TRANSACTION REPORTING
                        --------------------------------

      Flexible is required to maintain records of securities purchased and sold by its Advisory Representatives and/or Access Persons (hereafter defined), generally all employees listed in our ADV. Within 10 days after the close of each calendar quarter (i.e. March 31, June 30, September 30 and December 31) each Flexible employee (not independent contractor) who is an Access Person and/or listed in Flexible's Form ADV Schedule A is required to file with the Chief Compliance Officer the form entitled Advisory Representative Personal Security Transaction Report. Securities under management by Flexible will be reflected in your client file and need not be duplicated on the Transaction Report. The substance of such report shall adhere to Section 9.9 of Flexible's Supervisory Procedures Manual, which provides:

            The CCO shall monitor the personal securities transactions of all FPI employees to ensure that such persons are fulfilling their fiduciary responsibilities to FPI clients including registered investment companies for which Flexible may be serving in an advisory capacity (a "Fund"). The CCO shall require that Personal Securities Trading Reports be submitted to him not later than ten calendar days following the end of each calendar quarter. Each report must contain the following information:

            o   Name of Company
            o Name of the securities purchased or sold, including the number of shares or principal amount if fixed income securities;

            o Date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition);
            o   Price at which the transaction was effected;
            o Names of the broker/dealer or bank through whom the transaction was effected.

            Following submission of the Personal Securities Trading Reports, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the reporting person. Although the Rule 204-2(a)(12) does not require negative reports (reports with no activity), it is the policy of FPI that Personal securities Trading Reports be submitted quarterly by all advisory representatives whether or not securities transactions have occurred in their accounts during the period. Those persons having no securities transactions must state this fact on their reports, fill in the reporting date and their name, sign and submit the report to the CCO.

      All Access Persons shall, within ten (10) days of becoming an Access Person and each December 31 thereafter, file with the Chief Compliance Officer the form entitled Holdings Report. The substance of such report shall disclose for such Access Person the title, number of shares and amount of beneficial ownership of each Covered Security (hereafter defined), including the identity of any broker/dealer or other custodian holding such Covered Security on behalf of the Access person.

      Please adhere strictly to this policy by filing your reports in an accurate and timely fashion.


                      PRECLUDED ACTIVITY FOR ACCESS PERSONS
                      -------------------------------------

      No Access Person or Advisory Representative shall acquire any security in a Private Placement or upon an Initial Public Offering of such security without prior written authorization from Corporate Counsel.

      No Flexible employee who is an Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security held or to be acquired by a Fund to which such Access Person owes a fiduciary duty:

      (1)   Employ any device, scheme or artifice to defraud the Fund;
      (2) Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
      (3) Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
      (4)   Engage in any manipulative practice with respect to the Fund.

      For purposes of this Code of Ethics, the following terms shall have the meanings ascribed:

      The term "Access Person" means any director, officer, general partner or other employee of the investment adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund.

      The term "Covered Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that it does not include:
(i) Direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) Shares issued by open-end Funds.

                                     LOYALTY
                                     -------

      As compensated investment advisers to our clients, we owe each of our clients the fiduciary obligation of undivided loyalty. Engaging in any conduct or course of dealing, which has as its purpose or has the effect of treating any client in preference to any other client is therefor prohibited.

                                 CONFIDENTIALITY
                                 ---------------

      As professional advisers engaged to advise our clients respecting their investments, we owe those clients the highest levels of confidentiality. The existence of an advisory agreement between Flexible and any client, as well as the financial affairs of such client, are not to be disclosed to any person for any reason without the prior written consent of the client, except as may be required to comply with applicable law.

                                OTHER EMPLOYMENTS
                                -----------------

      No Advisory Representative shall serve on the Board of Directors of any registered investment company, insurance company offering securities through separate accounts, registered broker/dealer or other registered investment advisor, without the prior written approval of Corporate Counsel.

                          PROHIBITED BUSINESS PRACTICES
                          -----------------------------

      Neither Flexible nor any of its employees or Advisory Representatives shall engage in any of the following practices in Flexible's investment advisory activities:

      (A)  DISCRETIONARY TRANSACTIONS
           --------------------------

           Exercise any discretionary power that has not been granted in writing.

      (B)  THIRD PARTY ORDERS
           ------------------

           Place an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained written third party trading authorization from the client.

      (C)  EXCESSIVE TRADING
           -----------------

           Induce trading in a client's account that is excessive in size or frequency in view of the transaction costs involved and the financial resources and needs of the client or character of the account.

      (D)  SUITABILITY
           -----------

           Recommend to a client the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client or client's agent. The suitability of Flexible's investment management services for any client referred by a Broker/Dealer or Registered Investment Adviser may be presumed unless there exists actual knowledge of facts concerning the client, which would lead to a contrary Conclusion;

      (E)  UNAUTHORIZED TRANSACTIONS
           -------------------------

           Place an order to purchase or sell a security for the account of a client without aut6hority to do so,

      (F)  BORROWING OR LENDING MONEY AND SECURITIES
           -----------------------------------------

           Borrow money from, or securities from, or lend money to, or securities to, a client,

      (G)  USE OF TITLES
           -------------

           Represent itself or themselves as a financial or investment planner, consultant, or adviser, when the representation does not accurately describe the nature of the services offered, the qualifications of the person offering the services, and the method of compensation for the services;

      (H)  UNREGISTERED SECURITIES AND TRANSACTIONS
           ----------------------------------------

           Place an order for a client for the purchase or sale of a security if the security is not registered or the security or transaction is not exempt from registration in any applicable state unless the client is an institutional investor exempt by the same applicable state law.

      (I)  UNLICENSED BROKER/DEALERS AND AGENTS
           ------------------------------------

           Place an order to purchase or sell a security for a client through a broker/dealer or agent not licensed in the State, unless the client is a financial institution or the client is an institutional investor, or the client is otherwise exempt as specified by applicable law.

      (J)  CUSTODY OF CLIENT'S MONEY AND SECURITIES
           ----------------------------------------

           Directly or indirectly take possession or have custody of any securities or funds of any client.

      (K)  PRINCIPAL AND AGENCY TRANSACTIONS BETWEEN CLIENTS
           -------------------------------------------------

           Effect a security transaction as principal (for its or their own account) with a client, or effect a security transaction as agent between clients.

      (L)  PROXY VOTING
           ------------

           Vote or participate in voting any proxy with respect to securities held in any client account, including any such account subject to ERISA.

                                   GRATUITIES
                                   ----------

      In the course of conducting Flexible's business, Employees and agents of Flexible are prohibited from seeking, accepting or offering bribes or kick-backs, or gifts or favors having material value. This policy has the obvious goal of preventing the creation of business relationships based in whole or in part upon personal financial considerations and not upon business merit.

      "Material value" for the purpose of evaluating a gift or favor generally means property or favors having a nominal value in excess of $100 in the aggregate from the same source during any period of 12 consecutive months. Cash in any amount is deemed to have material value and its payment or acceptance in this context is therefor absolutely prohibited.

      This policy does not prohibit the acceptance or providing of so-called "business meals" which are defined as meals taken immediately preceding or following substantial business discussions or meals which are taken in circumstances conducive to business discussion. Extravagant or lavish dining and entertainment are generally prohibited.

      This policy does not prohibit the occasional gift or receipt of tickets to sporting events, concerts, or theater whether or not the employee or agent or the client or vendor involved is also present at the event.

                             POLITICAL CONTRIBUTIONS
                             -----------------------

      Use of corporate funds for political purposes is strictly prohibited. Personal poli6tical contributions, which are in compliance with applicable laws are encouraged. However, caution should be observed that a political contribution may be perceived as an indirect violation of the policy on Gratuities set forth above.

                      PERIODIC CERTIFICATIONS OF COMPLIANCE
                      -------------------------------------

      Each Flexible employee shall from time to time file with Corporate Counsel, upon request, a certification in such form as shall be requested by Counsel, that such employee has read and understands the contents of this Code of Ethics, including an affirmation that such employee is not aware of any violation thereof or, if so aware, the exact circumstances or state of facts which may constitute a violation.

                                     GENERAL
                                     -------

      Our staff is encouraged to be alert to violations or potential violations of this Code of Ethics. Questions regarding prospective conduct should be discussed with, and any violations brought to the attention of, Corporate Counsel.

                           DUE PROCESS AND DISCIPLINE
                           --------------------------

      Any Flexible employee or agent found to have engaged in prohibited conduct shall be subject to disciplinary action ranging from reprimand to discharge. Any person charged under this Code of Ethics shall have the right to a hearing with Corporate Counsel and the right to present evidence concerning the matter, including evidence of extenuating circumstances or facts. Counsel will advise such person in writing of Counsel's findings of fact and any recommended disciplinary action. Counsel's findings and recommendations shall be delivered to Flexible's President for final disposition.